EXHIBIT 99.1

Oakley Second Quarter Net Income Up 27 Percent on Record Quarterly Net Sales

Company Raises Full Year Earnings Guidance

 Conference Call - 4:30 p.m. EDT, Wednesday, July 20, 2005 - A simultaneous
 Web cast for interested investors can be heard at Oakley's corporate Web site: http://investor.oakley.com and will remain available through July
 20, 2006. A telephonic replay of the call will be available from 8:00 p.m.
 EDT, Wednesday, July 20, through midnight July 27, 2005, and can be accessed from the United States and Canada at 866/266-2081 and from international locations at 703/925-2533; pass code: 740722.

 Selected Highlights
 -------------------
 --  Second quarter net sales increase 10.8 percent to a
     quarterly record $170.5 million
 --  Earnings per share increase 30.4 percent to $0.30 from
     $0.23 in second quarter 2004
 --  Sales of new 2005 sunglass styles perform 65.6 percent
     better than last year's introductions in the comparable
     quarter
 --  Net sales through Oakley-owned retail stores grow
     38.6 percent to $26.0 million
 --  Gross sales of newer product categories increase
     24.7 percent
 --  Full year earnings per share guidance adjusted upward to the higher end of an increased range of 25 to 30 percent
     growth over 2004

FOOTHILL RANCH, Calif., July 20, 2005 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced that net sales increased 10.8 percent and net income grew 27.3 percent in its second quarter ended June 30, 2005. Net sales grew to a quarterly record $170.5 million, compared with $153.8 million in the second quarter of 2004. Net income for the second quarter totaled $20.3 million, or $0.30 per diluted share, compared with net income of $16.0 million, or $0.23 per diluted share, earned in the second quarter of 2004.

"Our strong second quarter results were highlighted by our new sunglass styles, including CROSSHAIR(tm), WHISKER(tm), BOTTLECAP(tm), GASCAN(tm) and RIDDLE(tm), which generated second quarter sales 65.6 percent higher than last year's new sunglass introductions did in the comparable period," commented Oakley Chief Operating Officer Link Newcomb. "Strong, double-digit comparable store sales, together with new store openings, fueled a 38.6 percent increase in sales at the company's growing base of retail stores.

"Each of our international markets posted double-digit net sales increases, with the exception of a modest decline in Europe. Our apparel and accessories, prescription eyewear and OAKLEY THUMP(tm) contributed to solid newer category sales growth during the second quarter. Gross margins improved across virtually all product categories and these increases in sales and gross margins led to a robust 27.3 percent net income increase.

"We have great momentum at the halfway point of 2005 and look forward to the second-half delivery of our expanded apparel and accessories line, fall prescription frame collection, continued contribution from new sunglass releases and the launch of RAZRWIRE(tm) - the world's first Bluetooth-enabled sunglass developed jointly by Oakley and Motorola."

Newcomb concluded, "We now expect earnings per share growth at the higher end of an increased range of 25 to 30 percent over 2004 and continue to expect full year 2005 net sales growth in the upper end of our previously issued guidance of 10 to 15 percent."

Second Quarter Financial Analysis

Total second quarter U.S. net sales increased 14.5 percent to a record $96.4 million from $84.2 million during the same period last year. U.S. net sales, excluding the company's retail store operations, totaled $70.4 million, compared with $65.4 million in last year's comparable quarter, an increase of 7.6 percent. Second quarter net sales at Oakley's retail locations increased 38.6 percent to $26.0 million and included a strong double-digit increase in comparable-store sales. At the end of the second quarter, the company operated 39 U.S. O Store(tm) locations, including two new stores opened during the quarter, and 92 Iacon sunglass specialty stores, including nine new stores opened or acquired during the quarter. At the end of last year's second quarter, the company operated 30 O Stores(tm) and 81 Iacon locations.

Second quarter international net sales increased 6.3 percent to $74.1 million, compared with $69.7 million in last year's comparable period, with the weaker U.S. dollar contributing 4.6 percentage points of that growth. Japan, Latin America, Asia, Canada and the South Pacific regions each experienced double-digit increases in net sales, partially offset by a modest sales decline in Europe, the company's largest international market.

Worldwide sunglass gross sales increased 1.3 percent in the second quarter to $111.6 million from $110.2 million in last year's second quarter. Sunglass unit shipments decreased 0.5 percent worldwide, reflecting sales declines in older sunglass styles nearly offset by strong sales of new sunglass styles and increased sales to the U.S. military. The average sunglass selling price increased 1.8 percent compared with last year's second quarter.

Combined second quarter gross sales of the company's newer categories, consisting of apparel and accessories, prescription eyewear, electronics, footwear and watches, grew 24.7 percent to $50.0 million. These sales accounted for 26.9 percent of total second quarter gross sales and were driven by strong increases in the company's spring apparel and accessories lines and prescription eyewear, together with the benefit of OAKLEY THUMP(tm), the world's first fully integrated, digital audio eyewear.

The company's second quarter gross margin increased to 59.5 percent compared to 57.6 percent in last year's comparable period due to improved gross margins from each of the company's newer categories, including a positive mix benefit from the addition of the company's new electronics products; higher gross margins on new 2005 sunglass introductions relative to 2004 sunglass introductions; positive manufacturing variances and efficiencies, including lower eyewear raw materials costs; the positive effect of a weaker U.S. dollar on the company's international operations; and the U.S. sunglass price increase which took effect January 1, 2005. These positive factors were partially offset by the effect of the increased contribution from the company's retail stores, which have slightly lower gross margins with the inclusion of occupancy costs.

Second quarter operating expenses totaled $71.7 million, up 11.7 percent from last year's second quarter, and represented 42.0 percent of net sales, compared with 41.7 percent of net sales in the comparable quarter. The tax rate for the second quarter was 31.5 percent, reflecting the benefit of an income tax refund related to amended prior period California state income tax returns. The company expects a tax rate of approximately 34 percent on its income for the remainder of 2005.

The company's order backlog as of June 30, 2005 was $82.1 million, up 10.3 percent compared with $74.4 million at the same time last year. The backlog reflects significant incremental new orders for electronics products, significant increases in sunglass and goggles orders and a modest increase in apparel orders, partially offset by a decline in footwear orders. The increase in sunglass backlog was achieved despite a $1.3 million decline in sunglass backorders compared with one year ago, reflecting better execution by the company in delivering new sunglass styles this year.

Consolidated inventory totaled $134.3 million at June 30, 2005, compared with $115.1 million at December 31, 2004 and $109.5 million at June 30, 2004, primarily reflecting increased apparel and accessories inventories in support of upcoming fall season shipments, higher apparel closeout inventories, higher eyewear raw materials levels to support anticipated production volumes, incremental inventory of the company's new electronics products and the company's expanded retail store operations. Accounts receivable totaled $94.7 million at June 30, 2005, compared with $102.8 million at December 31, 2004 and $90.8 million at June 30, 2004. Accounts receivable days sales outstanding (DSO) improved to 51 at June 30, 2005 compared with 54 at June 30, 2004.

2005 Guidance

The company's revised guidance for 2005 projects full year earnings growth over 2004 to be in the high end of an increased range of 25 to 30 percent, up from previous guidance of 15 to 20 percent growth announced on April 20, and full-year net sales growth at the upper end of its previous guidance of 10 to 15 percent. This net sales guidance assumes a mid to high single-digit increase in sunglass sales combined with an approximate 20 to 25 percent increase in the company's newer category sales for the year and also reflects management's current plans to continue expanding its retail locations.

In putting forth this outlook, management reminds investors that the unpredictable nature of the economies and retail environments in many of Oakley's key global markets, coupled with the company's heavy reliance on "at-once" orders from retailers to replenish sunglass inventory sold to consumers, complicate management's attempts to accurately assess future order and sales trends. In addition, the company believes that its new electronics category will continue to be a significant contributor to its 2005 performance. However, Oakley's relative inexperience in the electronics market, public acceptance of new products and variables related to military procurement all contribute to the difficulty in accurately forecasting future performance. Finally, because Oakley is an integrated manufacturer of its sunglass products, a small variance in sunglass sales volume can have a relatively large impact on gross margins and net income due to the fixed-cost nature of the company's manufacturing operations.

Stock Repurchase Program

During the second quarter of 2005, the company purchased a total of 456,400 shares of its common stock at an average price of $13.81. These purchases completed a previously authorized $20 million stock repurchase program and commenced repurchases under a new $20 million repurchase authorization approved by the company's board of directors on March 15, 2005, leaving $14.4 million available for future repurchases. The company intends to continue repurchasing shares under the current repurchase program subject to market conditions.

Reclassification of Certain Previously Reported Items

In connection with the company's release of preliminary financial results for the fourth quarter of 2004, the company determined that it should reclassify to net sales certain shipping and handling fees charged to customers from their original treatment as a contra-expense in shipping and warehousing expenses. All second quarter and six-month 2004 information referred to in this release reflects this reclassification. The reclassified shipping and handling fees have not been allocated to any specific product category or customer in the company's sales detail. Similarly, freight costs related to such shipping operations have been reclassified from shipping and warehousing expense to cost of goods sold. These reclassifications had no impact on reported net income for 2004 or any other prior period, but resulted in a small reduction in gross margin and a small reduction in the company's operating expense ratio for each period subject to the reclassification.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The company believes that use of this financial measure allows management and investors to evaluate and compare the company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through June 30, 2005 totaled $615.3 million and generated net income of $49.0 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "look," "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: risks related to the sale of OAKLEY THUMP(tm) and new product introductions in the company's electronics category; the company's ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company's ability to integrate and operate acquisitions, the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where a significant portion of the company's operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

The Oakley Inc. logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1533

                             OAKLEY, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
            (in thousands except per share data, unaudited)

                            Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                            -------------------   -------------------
                              2005       2004       2005       2004
                            --------   --------   --------   --------
 Net sales                  $170,475   $153,826   $312,269   $282,462
 Cost of goods sold           69,073     65,244    133,240    126,166
                            --------   --------   --------   --------
  Gross profit               101,402     88,582    179,029
                                                              156,296

 Operating expenses:
  Research and development     4,655      3,864      8,588      7,570
  Selling                     43,944     39,851     85,072     76,963
  Shipping and warehousing     4,380      4,277      8,669      8,632
  General and
   administrative             18,683     16,157     35,875     31,946
                            --------   --------   --------   --------
    Total operating
     expenses                 71,662     64,149    138,204    125,111

                            --------   --------   --------   --------
 Operating income             29,740     24,433     40,825     31,185

 Interest expense, net            83        247         24        600
                            --------   --------   --------   --------
 Income before provision
  for income taxes            29,657     24,186     40,801     30,585
 Provision for income taxes    9,336      8,223     13,125     10,399
                            --------   --------   --------   --------
 Net income                 $ 20,321   $ 15,963   $ 27,676   $ 20,186
                            ========   ========   ========   ========

 Basic net income
  per share                 $   0.30   $   0.23   $   0.41   $   0.30
 Basic weighted average
  shares                      67,592     68,397     67,671     68,256

 Diluted net income
  per share                 $   0.30   $   0.23   $   0.40   $   0.29
 Diluted weighted average
  shares                      68,658     69,160     68,630     69,093

 Reconciliation of Non-GAAP financial measures
 to equivalent GAAP measures:

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                            -------------------   -------------------
                              2005       2004       2005       2004
                            --------   --------   --------   --------
                                (dollars in thousands, unaudited)

 Gross sales                $185,666   $168,905   $335,750   $303,204
 Discounts and returns        15,191     15,079     23,481     20,742
                            --------   --------   --------   --------
 Net sales                  $170,475   $153,826   $312,269   $282,462
                            ========   ========   ========   ========

                             Three Months Ended     Six Months Ended
                                  June 30,              June 30,
                            -------------------   -------------------
                              2005       2004       2005       2004
                            --------   --------   --------   --------
                                (dollars in thousands, unaudited)
 Sunglasses:
     Units                 1,463,991  1,471,719  2,367,914  2,334,490
     Gross sales            $111,643   $110,222   $180,372   $174,185

 Net sales:
     Domestic               $ 96,413   $ 84,157   $163,441   $145,737
     International          $ 74,062   $ 69,669   $148,828   $136,725

 Backlog                                          $ 82,140   $ 74,448

                                     June 30,  December 31,  June 30,
                                       2005        2004        2004
                                     --------    --------    --------
 Selected Balance Sheet Data:       (unaudited)             (unaudited)
                                          (dollars in thousands)

 Cash and cash equivalents           $ 60,843    $ 51,738    $ 59,171
 Accounts receivable less
  allowance for doubtful accounts      94,744     102,817      90,813
 Inventories                          134,309     115,061     109,499
 Accounts payable, accrued
  liabilities and income tax payable   76,954      77,934      78,489
 Total debt                            23,830      30,248      29,135

CONTACT:  Oakley, Inc.
          Editorial:
          Lance Allega, Director of Investor Relations
          (949) 672-6985
          lallega@oakley.com

          PondelWilkinson Parham
          Ron Parham, Investor Relations Counsel
          (503) 924-1186
          rparham@pondel.com